UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

CHINA LENDING CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-36664	98-1192662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11th Floor, Satellite Building 473 Satellite Road Economic Technological Development Zone Urumqi, Xinjiang, China	830000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: +86 991-3072247

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The registrant, China Lending Corporation, a British Virgin Islands corporation (“China Lending Corporation” or the “Company,” formerly DT Asia Investments Limited) was incorporated in the British Virgin Islands as a company with limited liability on April 8, 2014, reported in a Current Report filed on Form 8-K on July 11, 2016, f8k0716_dtasiainvestments.htm that the transactions (the “Transactions”) contemplated by the Share Exchange Agreement (the “Share Exchange Agreement”), originally entered into on January 11, 2016, by and among DT Asia Investments Limited (“DT Asia”), Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (“Adrie”), each of Adrie’s shareholders (collectively, the “Sellers”), DT Asia’s sponsor, DeTiger Holdings Limited, in the capacity as the representative for DT Asia’s shareholders prior to the closing of the Business Combination (defined below) (the “DT Representative”), and Li Jingping in the capacity as the representative for the Sellers (the “Seller Representative”), pursuant to which DT Asia acquired from the Sellers all of the issued and outstanding equity interests of Adrie in exchange for 20,000,000 ordinary shares of DT Asia (the “Business Combination”). As a result of the Business Combination, the Sellers, as the former shareholders of Adrie, became the controlling shareholders of the Company and Adrie became a subsidiary of the Company. The Share Exchange was accounted for as a reverse merger effected by a share exchange, wherein Adrie is considered the acquirer for accounting and financial reporting purposes.

As a result of the Business Combination, DT Asia will continue the existing business operations of Adrie as a publicly traded company under the name “China Lending Corporation.”

This Amendment No.1 to Form 8-K amends the Current Report filed by the registrant on July 11, 2016 and is filed for the purpose of providing (i) financial statements required by Item 9.01(a) of Form 8-K and (ii) pro forma financial information required by Item 9.01 (b) of Form 8-K and Article 11 of Regulation S-X as a result of the completion of the Transactions. It also discloses additional information under Item 8.01 of Form 8-K.

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 11, 2016, China Lending Corporation (the “Company”) filed a Current Report on Form 8-K (the “Initial 8-K”) to report the completion of the transaction contemplated by a Share Exchange Agreement dated January 11, 2016, by and among DT Asia Investments Limited (“DT Asia”), Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (“Adrie”), each of Adrie’s shareholders (collectively, the “Sellers”), DT Asia’s sponsor, DeTiger Holdings Limited, in the capacity as the representative for DT Asia’s shareholders prior to the closing of the Business Combination (defined below), and Li Jingping in the capacity as the representative for the Sellers, pursuant to which DT Asia acquired from the Sellers all of the issued and outstanding equity interests of Adrie in exchange for 20,000,000 ordinary shares of DT Asia (the “Business Combination”). As a result of the Business Combination, the Sellers, as the former shareholders of Adrie, became the controlling shareholders of the Company and Adrie became a subsidiary of the Company. This amendment to the Initial 8-K is being filed by the Company for the purpose of amending the financial information described in Item 9.01(a) to include unaudited consolidated financial statements of Adrie, including balance sheets as of June 30, 2016 and December 31, 2015; unaudited consolidated statements of income and comprehensive income for the six months ended June 30, 2016 and 2015 and three months ended June 30, 2016 and 2015, and consolidated statements of cash flows for the six months ended June 30, 2016 and 2015 and Item 9.01(b) to include the unaudited pro forma condensed combined financial statements as of June 30, 2016 and the accompanying notes thereto.

Item 8.01 Other Events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes filed herewith as Exhibits 99.1 and 99.2. The following discussion contains forward-looking statements that reflect the Company’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside the Company’s control. The Company’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Adrie is a business company formed under the laws of British Virgin Islands (“BVI”) on November 19, 2014 as a holding company for Feng Hui Financial Group, which in turn owns 100% of the issued and outstanding equity interests in each of XWFOE and Consulting. Consulting is party to certain variable interest entity contracts with the shareholders of Feng Hui, pursuant to which the profits of Feng Hui are paid to Consulting.

Until August 1, 2015, Adrie conducted its business solely through Feng Hui, its variable interest entity. Pursuant to the recently completed Business Combination, Adrie became a wholly-owned subsidiary of DT Asia with DT adopting Adrie and its consolidated subsidiaries and variable interest entity’s business going forward and reporting Adrie’s historical consolidated financial statements on future SEC filings as those of the continuing company. Therefore, we refer to Adrie and its consolidated subsidiaries and variable interest entity collectively as the “Company.”

Feng Hui, a company established in June 12, 2009 under the laws of China was the only operation of Adrie until August 1, 2015 when Consulting commenced its business operation. With business operations in Urumqi City, Xinjiang Province, China, Feng Hui is a leading direct lending non-bank financial services provider mainly serving MSMEs, farmers and individuals in Xinjiang Province, China. Feng Hui provides short term loans to MSME clients based upon their needs and qualifications.

As of June 30, 2016, Feng Hui is one of the top direct lending operations in Xinjiang Province in terms of registered capital and loans receivables according to data from the PBOC. Feng Hui typically provides MSMEs, family-run businesses, farmers and individual borrowers with working capital and bridge financing support, primarily through means of short-term loans based upon their needs and qualifications.

In line with its business environment and funding demands, as well as the risk minimization requirements and increase adaptability to the changes in economy and industry, the Company’s mandate is to maintain loan facilities that are small in size and short term and to diversify its customer base into multiple industries.

In addition to loan origination and servicing, the Company leverages its strength to provide its customers with financing-related value-added services, tailored financing solutions and advisory services on finance and tax management.

The following are some key measures of the Company’s direct lending operations:

●	During the first six months of 2016, the Company’s average loan size decreased $0.12 million, or 13.4%, to $0.75 million, compared to the average loan size of $0.87 million and $1.05 million during the years ended December 31, 2015 and 2014, respectively, having size of loans range from $15.3 thousand to $2.9 million. During the second quarter of 2016, the Company’s average loan size decreased $0.25 million, or 25.1%, to $0.73 million, compared to the average loan size of $0.98 million during the second quarter of 2015. Pursuant to China’s PBOC requirement on Management of Small-Amount Loan, any loan extended by a direct lender to a single client shall not exceed 5% of its net assets. The Company’s internal guidelines provide that any loan extended to a single client may not exceed 5% of Feng Hui’s paid-in capital, which results in a current maximum loan size of approximately $4.6 million. The Company’s average amount of loan with the size of loans ranging from $4.8 thousand to $3.5 million.

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●	During the first six months of 2016, the Company issued 214 loans compared to 273 and 195 loans issued during the year ended December 31, 2015 and 2014, respectively. During the second quarter of 2016, the Company issued 106 loans compared to 57 loans issued during the second quarter of 2015.

●	Instead of issuing loan facilities of one year and longer as in banks and other financial institutions, the Company has been providing its customers with loans of one year and shorter durations. The average term of loans issued during the first six months of 2016 was 5.3 months, a decrease of 1.1 months as compared to the average term of 6.4 months during the year ended December 31, 2015. The average term of loans issued during the second quarter of 2016 was 5.5 months, a decrease of 2.8 months as compared to the average term of 8.3 months during the second quarter of 2015.

●	The Company attempts to spread its industry risk and to avoid over reliance on any particular industry by diversifying its customer base into several industries. As of June 30, 2016, the Company’s business covered more than eight industries with no single industry representing more than 50% of our business. The industries covered include Commerce and Trade, Real Estates, Energy and Mining, Agriculture, Manufacturing, Supply Chain Financing, Service and Others.

Credit risks, including customer defaults from the direct lending business is inherent in the Company’s principal business. The Company’s credit evaluation and risk management system was developed based upon its extensive experience in serving MSMEs and allows it to effectively conduct its direct lending business with a very low default rate. From Feng Hui’s inception until June 30, 2016, the cumulative bad debt was $1.0 million representing less than 0.10% of the aggregate principal amount of loans during the period.

Five-Level review

Prior to the approval of any loan, the Company conducts a thorough and stringent “Five-Level Review” focusing on evaluations of solvency, loan repayment ability, creditworthiness and collateral.

Risk Management System

The Company’s risk management system, based upon its unique “Dual Manager Loan Approval Policy”, has proven to be very practical and efficient given the limitations in the early-stage of the current credit system in China. While the Company is highly cautious with application review during the loan approval process, its post loan closing risk management is even more stringent. This should not only reduce potential losses due to deterioration of business operation and financial position of the borrowers, but also allow the Company to proactively act on any negative sign from customers as well as from the industry as a whole on a timely basis.

Interest Collection on a Monthly Basis

As all of the Company’s loan facilities have terms of less than one year, interest is collected on a monthly basis. Interest collection is used as a key performance indicator of the Loan Service Department. In addition, the Risk Management Department reassesses the risk profile of each customer every month. The results of the assessment, along with that the interest collection are used as performance assessment indicators of loan service staff members. While accelerating the turnover and improving the efficiency of the capital base, it helps ensuring that the account managers track the business operation and financial position of their customers on a monthly basis to enable near real time monitoring of the loan facilities.

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5-Category Classification and Management

The Company maintains a 5-category management system to classify its loan customers. For each category, it takes specific measures to reduce default risks. As a result of the strict loan approval process, the monthly interest collection and other post loan closing monitoring actions, the Company is able to ensure satisfactory quality of its loan assets. As of June 30, 2016, the 5-category classification is as follows:

	Loan balance as of June 30 (USD in millions)	Loan balance as of December 31 (USD in millions)
Category	2016	2015	2014	Actions
Pass	134.3	126.2	130.8	Track doubtful factors; enhance risk alerting.
Special Mention	3.0	—	—	Request additional guarantees, or mortgages for loans with insufficient or zero guarantee or mortgage
Substandard	6.2	14.7	1.7	Enhance collection of principal and interest; track changes to mortgages or pledges; shorten loan terms; initiate debt restructuring, if necessary
Doubtful	—	—	0.6	Resort to legal actions; exert rights over the mortgages or pledges; be alerted on any possible asset loss of the borrower
Loss	0.8	*	—	Declare creditor’s rights in full amount; take part in the liquidation process to minimize losses

*	The Company recognized $642,178 in charge-offs for the period ended December 31, 2015 which have already been removed from the loan balance for the period.

Loan Categorization at the Company

The Company’s unique risk management and control model is based on its well-established risk management system and strong execution capability. This risk management system is the core competence of the Company, something that is difficult for competitors to duplicate or surpass.

In view of its risk management edge and the special role of risk management itself, the Company has upgraded its risk management department into the Company’s Risk Management Center and appointed a chief risk management advisor. In addition to serving the Company itself, the Company’s Risk Management Center is also planning to provide risk management outsourcing service to peer direct lending companies. Leveraging its strength in risk management, the Company is further enhancing its penetration and significantly influence over the direct lending business industry across China.

Provision for loan losses increased by $1.2 million, or 230.2% to $1.7 million during the first six months in 2016 as compared to the same period in 2015, and increased by $1.6 million, or 270.7%, to $2.2 million for the year ended December 31, 2015, as compared to $0.6 million for the year ended December 31, 2014, and decreased by $0.6 million, or -126.8%, to $-0.1 million for the second quarter of 2016, as compared to $0.5 million for the same period in 2015. These increases in provision for loan losses were mainly attributable to some of the delinquent loans and interest receivable during these periods in which the Company has increased provision percentages and amounts to reflect the repayments expected to be provided by the collateral, pledged assets and guarantees, which weakened as a result of legal proceedings and difficulties in enforcing the collateral and guarantees for four cases that management believes are isolated and involve unique circumstances not indicative of systemic issues. As of August 7, 2016, 0.8% of the delinquent amount have been collected.

The Company’s net interest income, which consists primarily of direct lending interest income and financial advisory fees, increased by $2.1 million, or 18.4% to $13.8 million for the first six months ended June 30, 2016 as compared to the same period in 2015. These increases in net interest income were mainly attributed to the increase in total interest and fee income which was offset partially by the above-mentioned provision for loan losses. For that reason net income increased by $2.3 million to $9.9 million for the six months ended June 30, 2016 from $7.6 million for the same period in 2015, and increased by $2.1 million, or 35.3% to $8.2 million for the three months ended June 30, 2016 from $6.1 million for the same period in 2015. Net interest income was $22.1 million for the year ended December 31, 2015, representing an increase of $5.7 million, or 34.8%, from $16.4 million for the year ended December 31, 2014 which was mainly caused by the increase in registered capital in September 2014 and the leveraging effect. For the same reason, the net income for the year ended December 31, 2015 was $14.3 million, representing an increase of $3.0 million, or 26.0%, from $11.3 million for the year ended December 31, 2014.

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Key Factors that Affect Operating Results

The Company is located in the Economic Technological Development Zone of Urumqi, one of the cities in northwestern China that most significantly benefits under the New Silk Road (One Belt, One Road) initiative. The Company’s management believes that this initiative will bring new investment opportunities and business activities into Urumqi over the next ten years at the minimum, and the demand for capital and loan facilities should be significantly higher than before the initiative.

Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. According to the National Bureau of Statistics in China (“NBS”), the annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, and 6.9% in 2015, and the annual rate of growth in Xinjiang Province has declined from 11.0% in 2013 to 10.0% in 2014 and 8.8% in 2015. A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the Company’s direct lending service and may have a materially adverse effect on its business.

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the Chinese government; (c) changes in the Chinese or regional business or regulatory environment affecting the MSMEs; (e) changes to prevailing market interest rates; (f) a higher rate of bankruptcy; and (g) the deterioration of the creditworthiness of MSMEs in general. Unfavorable changes could affect demand for services that we provide and could materially and adversely affect the results of operations. Although the Company has generally benefited from China’s economic growth and the policies to encourage lending to MSMEs, the Company is also affected by the complexity, uncertainties and changes in the Chinese economic conditions and regulations governing the non- banking financial industry.

The Company’s results of operations are also affected by the provision for loan losses which are a noncash item and represent an assessment of the risk of future loan losses. The amount of provisions or allowances has been recorded based on management’s assessment. The Company may increase or decrease the allowance for loan based on any such change of economic conditions and the change of management’s assessment. Any change in the allowance for loan losses would have an effect on our financial condition and results of operation.

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Results of Operations

Six months Ended June 30, 2016 vs Six months Ended June 30, 2015 and Three months Ended June 30, 2016 vs Three months Ended June 30, 2015

	For Six Months Ended June 30,		Changes		For Three Months Ended June 30,		Changes
	2016	2015	$	%	2016	2015	$	%
	(Unaudited)	(Unaudited)			(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$17,773,045	$12,999,166	$4,773,869	36.7%	$9,160,497	$7,302,870	$1,857,627	25.4%
Interests and fees on loans-related parties	112,225	766,424	(654,199)	-85.4%	60,963	232,254	(171,291)	-73.8%
Interests on deposits with banks	2,837	1,816	1,021	56.2%	561	408	153	37.5%
Total interest income	17,888,107	13,767,406	4,120,701	29.9%	9,222,021	7,535,532	1,686,489	22.4%

Interest expense
Interest expenses on short-term bank loans	(258,201)	(225,822)	(32,379)	14.3%	(133,582)	(90,660)	(42922)	47.3%
Interest expenses and fees on secured loan	(1,250,064)	(1,107,509)	(142,555)	12.9%	(526,562)	(622,677)	96,115	15.4%
Interest expenses on loans from related parties	—	—	—	—	—	(213,723)	213,723	-100%
Interest expenses on loans from a cost investment investee	(933,239)	(283,624)	(649,615)	229.0%	(469,462)	—	(469,462)	—
Total interest expense	(2,441,504)	(1,616,966)	(824,549)	51.0%	(1,129,606)	(927,060)	(202,546)	21.8%

(Provision) reversal for loan losses	(1,657,123)	(501,888)	(1,155,235)	230.2%	140,342	(523,901)	664,243	-126.8%
Net interest income	13,786,480	11,648,563	2,140,917	18.4%	8,232,757	6,084,571	2,148,186	35.3%

Non-interest income	95	13,393	(13,298)	-99.3%				—

Non-interest expense
Salaries and employee surcharge	(473,499)	(300,987)	(172,512)	57.3%	(239,861)	(170,632)	(69,229)	40.6%
Business taxes and surcharge	(573,921)	(770,968)	197,047	-25.6%	(202,446)	(420,899)	218,453	-51.9%
Other operating expenses	(701,845)	(1,519,105)	817,260	-53.8%	(357,107)	(1,125,558)	768,451	-68.3%
Total non-interest expense	(1,749,265)	(2,591,060)	841,795	-32.5%	(799,414)	(1,717,089)	917,675	-53.4%

Income before tax	12,040,310	9,070,896	2,969,414	32.7%	7,433,343	4,367,482	3,065,861	70.2%
Income tax expense	(2,189,761)	(1,507,805)	(681,956)	45.2%	(1,271,089)	(644,251)	(626,838)	97.3%
Net income	$9,850,549	$7,563,091	$2,287,458	30.2%	$6,162,254	$3,723,231	$2,439,023	65.5%

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Six months Ended June 30, 2016 vs Six months Ended June 30, 2015 and Year Ended December 31, 2015 vs Year Ended December 31, 2014

	For Six Months Ended June 30,		Changes		For The Year Ended December 31,		Changes
	2016	2015	$	%	2015	2014	$	%
	(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$17,773,045	$12,999,166	$4,773,869	36.7%	$27,641,209	$17,592,593	$10,048,616	57.1%
Interests and fees on loans-related parties	112,225	766,424	(654,199)	-85.4%	531,559	1,159,974	(628,415)	-54.2%
Interests on deposits with banks	2,837	1,816	1,021	56.2%	5,883	8,519	(2,636)	-30.9%
Total interest income	17,888,107	13,767,406	4,120,701	29.9%	28,178,651	18,761,086	9,417,565	50.2%

Interest expense
Interest expenses on short-term bank loans	(258,201)	(225,822)	(32,379)	14.3%	(425,139)	(979,050)	553,911	-56.6%
Interest expenses and fees on secured loan	(1,250,064)	(1,107,509)	(142,555)	12.9%	(2,302,136)	(689,393)	(1,612,743)	233.9%
Interest expenses on loans from related parties	—	—	—	—	(61,542)	(98,775)	37,233	-37.7%
Interest expenses on loans from a cost investment investee	(933,239)	(283,624)	(649,615)	229.0%	(1,101,871)	—	(1,101,871)	—
Total interest expense	(2,441,504)	(1,616,966)	(824,549)	51.0%	(3,890,688)	(1,767,218)	(2,123,470)	120.2%

(Provision) reversal for loan losses	(1,657,123)	(501,888)	(1,155,235)	230.2%	(2,166,110)	(584,348)	(1,581,762)	270.7%
Net interest income	13,786,480	11,648,563	2,140,917	18.4%	22,121,853	16,409,520	5,712,333	34.8%

Non-interest income	95	13,393	(13,298)	-99.3%	13,212	—	13,212	—

Non-interest expense
Salaries and employee surcharge	(473,499)	(300,987)	(172,512)	57.3%	(917,159)	(604,223)	(312,936)	51.8%
Business taxes and surcharge	(573,921)	(770,968)	197,047	-25.6%	(1,449,993)	(1,050,052)	(399,941)	38.1%
Other operating expenses	(701,845)	(1,519,105)	817,260	-53.8%	(2,790,192)	(1,349,142)	(1,441,050)	106.8%
Total non-interest expense	(1,749,265)	(2,591,060)	841,795	-32.5%	(5,157,344)	(3,003,417)	(2,153,927)	71.7%

Income before tax	12,040,310	9,070,896	2,969,414	32.7%	16,977,721	13,406,103	3,571,618	26.6%
Income tax expense	(2,189,761)	(1,507,805)	(681,956)	45.2%	(2,857,907)	(2,092,776)	(765,131)	36.6%
Net income	$9,850,549	$7,563,091	$2,287,458	30.2%	$14,119,814	$11,313,327	$2,806,487	24.8%

Interest Income

The Company’s interest income consists of interest and fees on its direct lending loans, financial advisory fees and interest on deposits with banks. Total interest income increased by $4.1 million, or 29.9%, to $17.8 million for the six months ended June 30, 2016, compared to $13.8 million for the same period in 2015. Total interest income increased by $1.7 million, or 22.4%, to $9.2 million for the three months ended June 30, 2016, compared to $7.5 million for the same period in 2015. Total interest income increased by $9.4 million, or 50.2%, to $28.1 million for the year ended December 31, 2015, compared to $18.8 million for the year ended December 31, 2014. The increase was primarily attributable to the Company issuing more loans after its paid-in capital increased by 100% in September 2014.

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The following table breaks down the components of interest income for the six months ended June 30, 2016 and 2015:

	For Six Months Ended
	June 30, 2016		June 30, 2015		Changes
	USD	% of Revenue	USD	% of Revenue	USD	%
Interests and fees on loans	$17,773,045	99.4%	$12,999,166	94.4%	$4,773,869	36.7%
Interests and fees on loans – related parties	112,225	0.6%	766,424	5.6%	(654,199)	-85.4%
Interests on deposits with banks	2,837	0.0%	1,816	0.0%	1,021	56.2%
Total	$17,888,107	100.0%	$13,767,406	100.0%	$4,120,701	29.9%

The following table breaks down the components of interest income for the three months ended June 30, 2016 and 2015:

	For Three Months Ended
	June 30, 2016		June 30, 2015		Changes
	USD	% of Revenue	USD	% of Revenue	USD	%
Interests and fees on loans	$9,160,497	99.3%	$7,302,870	96.9%	$1,857,627	25.4%
Interests and fees on loans – related parties	60,963	0.7%	232,254	3.1%	(171,291)	-73.8%
Interests on deposits with banks	561	0.0%	408	0.0%	153	37.5%
Total	$9,222,021	100.0%	$7,535,532	100.0%	$1,686,489	22.4%

The following table breaks down the components of interest income for the years ended December 31, 2015 and 2014:

	Year Ended
	December 31, 2015		December 31, 2014		Changes
	USD	% of Revenue	USD	% of Revenue	USD	%
Interests and fees on loans	$27,641,209	98.1%	$17,592,593	93.8%	$10,048,616	57.1%
Interests and fees on loans – related parties	531,559	1.9%	1,159,974	6.2%	(628,415)	-54.2%
Interests on deposits with banks	5,883	0.0%	8,519	0.0%	(2,636)	-30.9%
Total	$28,178,651	100.0%	$18,761,086	100.0%	$9,417,565	50.2%

Interest Expense

The interest rates per annum on loans received ranged between 11.5% to 12% for the six month and three month ending June 30, 2016 respectively, and 6.6% to 12.0% for the year ended December 31, 2015 and 2014, respectively.

Interest expense increased $0.8 million, or 51.0%, during the first six months in 2016 as compared to that of 2015, and increased $2.1 million, or 120.2%, in the year ended December 31, 2015 as compared to that of 2014. The former increase was due to the increase registered capital which leads to increased ability to borrow. The latter increase was mainly caused by the increase of interest expense on secured loans and loans from a cost investment investee of $1.6 million and $1.1 million respectively. As the ability to borrow strengthened in 2015 after the increase in registered capital, Feng Hui increased borrowing during the year ended December 31, 2015 to support its business development. Short term loans outstanding were $15.4 million as of December 31, 2015 as compared to $7.3 million in December 31, 2014. During the year ended December 31, 2015, the interest rate ranged from 7.8% to 12.0% as compared to 6.6% to 12.0% for the same period in 2014.

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Loans Receivable

The interest rates per annum on loans issued ranged between 8.0% to 24.0%, 10.0% to 24.0% and 10.0% to 26.4% for the six month period ended June 30, 2016, and the years ended December 31, 2015 and 2014, respectively.

Loans receivable consisted of the following as of June 30, 2016, December 31, 2015 and December 31, 2014:

	June 30, 2016	December 31, 2015	December 31, 2014
Business loans	$50,882,711	$41,794,907	$46,692,158
Personal loans	93,431,964	99,118,875	86,386,267
Total loans receivable	144,314,675	140,913,782	133,078,425
Allowance for loan losses
Collectively assessed	(1,419,447)	(1,401,061)	(1,330,784)
Individually assessed	(2,369,941)	(807,647)	—
Allowance for loan losses	(3,789,388)	(2,208,708)	(1,330,784)
Loans receivable, net	$140,525,287	$138,705,074	$131,747,641

The Company originates loans to customers located primarily in Urumqi. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company has made to either business or individual (consists of sole proprietorship and individual) customers. As of June 30, 2016 the Company had 54 business loan customers, and 126 personal loan customers, respectively and substantially all of those loan receivables are more than 100% secured, either guaranteed by a third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. As of December 31, 2015 and December 31, 2014, the Company had 36 and 30 business loan customers, and 125 and 65 personal loan customers, respectively and substantially all of those loan receivables are more than 100% secured, either guaranteed by a third party whose financial strength is assessed by the Company to be sufficient or secured by collateral.

For the six months and three months ended June 30, 2016 and years ended December 31, 2015 and 2014, a provision of $1.7, -0.1, $2.2 million and $0.6 million provision were recognized, respectively. The Company recognized $0.6 million of write-offs against the allowance in 2015 and no write-offs against the allowance in 2014.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of June 30, 2016, December 31, 2015 and December 31, 2014:

	As of June 30, 2016	As of December 31, 2015	As of December 31, 2014
Business loans	$6,811,854	$10,468,752	$955,093
Personal loans	921,090	4,254,664	1,301,660
	$7,732,944	$14,723,416	$2,256,753

Substantially all of the loans issued were over 150% backed by collateral, pledged assets and guarantee during the year ending December 31, 2015.

For the loans the Company holds that are secured, typically, guarantees can be categorized as either general guarantees or guarantees with joint and several liability. A general guarantee refers to a guarantee contract wherein the parties agree that the guarantor shall be liable only if the debtor defaults. A guarantee with joint and several liability refers to a guarantee contract wherein the parties agree that the guarantor and the debtor shall be jointly and severally liable. According to the Company’s loan management policy, the Company only accepts loans backed by guarantees with joint and several liability. Personal guarantees are uniform and have to satisfy the following criteria:

1. Guarantor must be a citizen of the PRC, with a permanent address and full capacity to perform civil rights and undertake civil obligations.

2. Guarantor must have legitimate and adequate incomes or assets to cover underlying loans.

3. Guarantor must have a clean credit record and no criminal record.

4. Guarantees offered to loans of one single borrower must be equal to or less than 60% of the guarantor’s net assets.

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The Company generally uses credit reports issued by the Credit Reference Center of CCRC for guarantors’ credit records, a nationwide uniformed approach for tracking corporate and individual credit records.

According to the Company’s loan extension policy, a one-time extension could be granted after obtaining a commitment letter from the guarantor agreeing to the loan extension and extending the guarantee’s duration. The guarantee is not transferable when the base loan is sold or transferred. In normal practice, the purchaser or transferee of the base loan would sign a new guarantee agreement or seek other collateral measures to secure the loan. Because the guarantee is an off-balance sheet arrangement, it is not accounted for by the Company. However, in determining the allowance for loan losses at each balance sheet date, the Company takes into consideration the ability and probability of the guarantor to repay the loan should the debtor default. In the determination of loan losses, the fact that the guarantee is provided by a related party or a third party does not weigh in the decision-making process.

Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of June 30, 2016:

	Business loans	Personal loans	Total
Guarantee backed loans	$34,391,884	$16,412,564	$50,804,448
Pledged assets backed loans	9,376,458	74,585,735	83,962,193
Collateral backed loans	7,114,369	2,433,665	9,548,034
	$50,882,711	$93,431,964	$144,314,675

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2015:

	Business loans	Personal loans	Total
Guarantee backed loans	$16,505,692	$30,525,132	$47,030,824
Pledged assets backed loans	5,593,296	65,289,524	70,882,820
Collateral backed loans	19,695,919	3,304,219	23,000,138
	$41,794,907	$99,118,875	$140,913,782

Substantially all of the loans issued were over 150% backed by collateral, pledged assets and guarantee during both the first six months ended June 30, 2016 and year ended December 31, 2015.

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The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

Allowance for Loan Losses

The Company maintains the allowance for loan losses, as presented in its accompanying audited financial statements in accordance with U.S. GAAP, at a level it considers adequate to provide for losses that it reasonably anticipates. The Company’s management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at a portfolio-level since the Company’s loan portfolio is generally comprised of smaller balance homogenous loans that are collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, the Company groups its loans into two portfolio segments: business and personal. The majority of the personal loans were issued to sole proprietorship and partnership entities. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information compared to loss forecasts, and the value of collateral, and to the extent appropriate a qualitative component based on management judgment.

The Company considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount as described below:

General Reserve — The General Reserve is based on the total loans receivable balance and to be used to cover unidentified probable loan loss.

Special Reserve — The Special Reserve covers losses due to risks related to a particular region, industry or type of loans. The Special Reserve rate, if any, is determined based on management estimate of loan collectability.

At the commencement of operations, the Company did not have a sufficient operating history to develop a reasonable estimation for its loan loss allowance. However, since 2013, the Company has been able to develop reasonable estimation for its loan loss allowance, and it’s consistent with the 1% general reserve plus special reserve.

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Since inception in 2009, the Company has been able to keep the loan loss under 1%. With the six years’ operating history and management team’s experience, management believes that the Company has the capabilities to gather reliable data. Furthermore, in 2016 Feng Hui has invested in a propriety Credit Risk Analytic Platform system to capture and to analyze such credit and loss data, which is currently in operation.

The Company has been using the 1% floor requirement as its peer and industry data since 2009, the 1% has proven to be a fair estimation and to date, the Company’s actual loan losses have not exceeded 1%.

Due to the fact that one of the major performance evaluation criteria of the senior management team is based on loan losses not exceeding 1%, such performance evaluation program as stipulated by the shareholders provides a natural and interactive validation and back test process for the 1% general allowance for loan loss estimate against actual loan losses. Since inception in 2009, the Company’s actual loan losses were being scrutinized and back tested by the board of directors shortly after the end of each year specifically focusing on whether the actual loan loss exceeds 1% of the loans receivable balance for each respective year for performance evaluation purpose. Until now, the board of directors has been satisfied with the actual results and the management has never been penalized for loan loss exceeding 1% of each of the respective year end loans receivable balance. From the back test result, the actual loan loss for 2013 and 2014 were Nil and for 2015 was $642,178 representing 0%, 0% and 0.45% of the respective loans receivable. Even though the back test results were a lot less than 1.00% in the past three years, the management believes that due to the fact that the company’s customers base is quite diversified into multiple industries, the general reserve is reasonably reflective of the incurred risk in loan losses within the region. Through the results of our validation, back test and performance evaluation processes, the management, will not only refine our current allowance for loan loss methodology, but also will improve our credit rating and approval process down to geography, industry and nature of collateral.

While the Company believes its management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

Provision for loan losses increased by $1.2 million to $1.7 million, or 230.2% during the first six months in 2016 as compared to the same period in 2015, decreased by $0.6 million to $-0.1 million, or -126.8% during the second quarter in 2016 as compared to the same period in 2015, and increased by $1.6 million, or 270.7%, to $2.2 million for the year ended December 31, 2015, as compared to $0.6 million for the year ended December 31, 2014. These increases in provision for loan losses during the first six months period in 2016 were mainly attributable to some of the delinquent loans and interest receivable during these periods, in which the Company has increased provision percentages and amounts to reflect the repayments expected to be provided by the collateral, pledged assets and guarantees, which weakened as a result of legal proceedings and difficulties in enforcing the collateral and guarantees for four cases that management believes are isolated and involve unique circumstances not indicative of systemic issues. The decreased provision during the second quarter in 2016 was mainly attributed to a recovery of loan loss that was previously provided for.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for six months ended June 30, 2016, for three months ended June 30, 2016, as well as the years ended December 31, 2015 and 2014:

As of and for the six months ended June 30, 2016

	Business loans	Personal loans	Total
Beginning balance	$1,053,579	$1,155,129	$2,208,708
Charge-offs	—	—	—
Provisions	1,622,565	34,558	1,657,123
Foreign currency translation	(49,581)	(26,862)	(76,443)
Ending balance	2,626,563	1,162,825	3,789,388
Ending balance: individually evaluated for impairment	2,139,127	230,814	2,369,941
Ending balance: collectively evaluated for impairment	$487,436	$932,011	$1,419,447

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As of and for the year ended December 31, 2015

	Business loans	Personal loans	Total
Beginning balance	$466,921	$863,863	$1,330,784
Charge-offs	(642,178)	—	(642,178)
Provisions	1,311,620	854,490	2,166,110
Write-off in loans sold to a related party	(32,109)	(502,986)	(535,095)
Foreign currency translation	(50,675)	(60,238)	110,913
Ending balance	1,053,579	1,155,129	2,208,708
Ending balance: individually evaluated for impairment	642,051	165,596	807,647
Ending balance: collectively evaluated for impairment	$411,528	$989,533	$1,401,061

As of and for the year ended December 31, 2014

	Business loans	Personal loans	Total
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions	200,168	384,180	584,348
Foreign currency translation	(1,448)	(2,680)	(4,128)
Ending balance	466,921	863,863	1,330,784
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$466,921	$863,863	$1,330,784

The Company recognized one single loan charge-off with principal of $642,178 in 2015. The $535,095 write-off was in fact a recapture of previously accrued provision caused by sale of loans.

The facts of the $642,178 written-off loan is as follows:

On December 30, 2014, Luoyang Yongcheng Agricultural Machinery Manufacturing Co., Ltd. (“Luoyang Yongcheng”) borrowed 4,000,000 RMB from the Company. The loan was guaranteed by Yili Yoncheng Agricultural Equipment Manufacturing Group Co., Ltd. (“Yili Yongcheng”) and its legal representative Li Yongjun. The loan became due on June 30, 2015, and Luoyang Yongcheng failed to repay the loan principal and interest on time. The Company then submitted the dispute to Urumqi Railway Transportation Court to seek repayment from Luoyong Yongcheng and its guarantors. The court has accepted and heard the case. However, the borrower and its guarantors did not attend the court hearing. Through several investigations and communications, the Company found that Luoyong Yongcheng was in dissolution process, while neither its legal representative nor any other management personnel were reachable. Meanwhile, its guarantor Yili Yongcheng was in process of liquidation and another guarantor Li Yongjun had no material enforceable asset. After several attempts, the Company’s management believed that it was unlikely to collect payments from Luoyang Yongcheng or its guarantors, and decided to charge off the whole principal of 4,000,000 RMB ($642,178) at the end of 2015 pursuant to the Company’s strict policy for bad loan charge-off.

The loan to Luoyong Yongcheng was issued and managed in accordance with the Company’s loan management policy and risk management policy, and both Luoyang Yongcheng and its guarantors satisfied the Company’s requirements for borrowers and guarantors at the time of loan application and issuance. There was no difference between the underwriting of the charged-off loan and other loans that experienced no charge-offs. No change in underwriting and credit qualification process which led the charge-off. The Company’s management believed that the charge-off of $642,178, rather than caused by any changes in our underwriting standards, is more a result of specific unpredictable and uncontrollable events happened to borrower and its guarantors, together with changes in macroeconomic environment. Meanwhile, the Company has become more cautious to issue guarantee backed loans, and is shifting its loan portfolio to more collateral and pledge backed loans.

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The Company recognizes a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent borrower for more than nine months or when the court rules against the Company to seize the collateral asset of the delinquent debt from either the guarantor or borrower. In addition, when the recoverability of the delinquent debt is highly unlikely, the senior management team will go through a stringent procedure to approve a charge-off under the following circumstances, after exhausting all possible efforts according to the applicable laws:

1. Debtor or guarantor declares bankruptcy, wind-up, dissolution or revocation, and terminate corporate status;

2. The natural person debtor is deceased, or is deemed missing or deceased in accordance with the “Civil Law of the People’s Republic of China”;

3. Debtor suffers huge losses as a result of major natural disasters or accidents, and is unable to obtain enough insurance compensation to cover its debts;

4. Debtor violates criminal laws and receives legal penalty, while its properties are inadequate to cover delinquent payments and there is no other debtors sharing joint liabilities;

5. Loans are delinquent more than two years after a court enforces the debtor and the guarantor to make repayments;

6. In the event of liquidation of a debtor, residual values are inadequate to cover delinquent loans owed to the Company after settlement of liabilities owed to all senior creditors.

Even when any of the above circumstance occurs, the Company will exhaust all its efforts to recover payments prior to its decision to charge off a bad loan.

Non-Interest Expense

Non-interest expense mainly consisted of salary and benefits for employees, business tax and surcharges, office expenses, travel costs, entertainment expenses, depreciation of equipment, professional fees and office supplies. Non-interest expenses decreased by $0.9 million, or 32.5%, to $1.7 million during the first six months in 2016, compared to $2.6 million for the same period in 2015, decreased by $0.9 million, or 53.4%, to $0.8 million during the second quarter in 2016, compared to $1.7 million for the same period in 2015, the decrease were primarily attributed to a reduction in legal and professional expenses related to going public. Non-interest expenses increased by $2.2 million, or 71.7%, to $5.2 million for the year ended December 31, 2015, compared to $3.0 million for the year ended December 31, 2014. The increases were primarily attributed to the increase in salaries, professional fees, travel costs, entertainment expenses and depreciation expense resulting from the Company’s business expansion.

Income Taxes

As stipulated by the Taxation Law of PRC, Feng Hui is subject to PRC income tax rate of 25%. Feng Hui is a qualified enterprise engaged in industry under the Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, Feng Hui is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of June 30, 2016, December 31, 2015 and December 31, 2014, the Company did not have any uncertain tax position.

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The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2015 and 2014, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

	For Six Months Ended June 30,		For Three Months Ended June 30,
	2016	2015	2016	2015
Income tax expense is comprised of:
Current income tax	$2,386,619	$1,608,731	$1,240,968	$762,453
Deferred income tax (benefit)/expense	(196,858)	(100,926)	30,121	(118,202)
Total provision for income taxes	$2,189,761	$1,507,805	$1,271,089	$644,251

	For Six Months Ended June 30,		For the Year Ended December 31,
	2016	2015	2015	2014
Income tax expense is comprised of:
Current income tax	$2,386,619	$1,608,731	$3,132,831	$2,074,742
Deferred income tax (benefit)/expense	(196,858)	(100,926)	(274,924)	18,034
Total provision for income taxes	$2,189,761	$1,507,805	$2,857,907	$2,092,776

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

Income taxes increased by $0.7 million, or 45.2% to $2.2 million during the first six months in 2016 from under $1.5 million during the same period in 2015. The increase was mainly due to the new operation for Consulting which is not eligible for the preferential tax treatment. Income taxes increased by $0.7 million, or 97.3% to $1.3 million during the second quarter in 2016 from $0.6 million during the same period in 2015. The increase was mainly due to the new operation for Consulting which is not eligible for the preferential tax treatment. Consulting was organized in the second quarter of 2015 and started operations as of August 1, 2015 to provide risk management related consulting services to clients within the Company as well as other players in the industry. Since its inception through June 30, 2016, Consulting has provided consulting services to 211  clients. Consulting is subject to PRC income tax at a rate of 25%.

Income taxes increased by $0.8 million, or 36.6%, to $2.9 million for the year ended December 31, 2015, compared to $2.1 million for the year ended December 31, 2014. The increase was primarily attributed to the increase in taxable income.

Net Income

As a result of the above, net income increased by over $2.3 million, or 30.2%, to $9.9 million for the first six months in 2016, compared to $7.6 million for the same period in 2015, increased by over $2.5 million, or 65.5%, to $6.2 million for the second quarter in 2016, compared to $3.7 million for the same period in 2015, and increased by $2.8 million, or 24.8%, to $14.1 million for the year ended December 31, 2015, compared to $11.3 million for the year ended December 31, 2014.

Critical Accounting Policies and Estimates

Basis of Presentation

The consolidated financial statements of the Company and its subsidiaries and VIE are prepared and presented in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC.

All significant inter-company transactions and balances have been eliminated upon consolidation.

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Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for loan losses; (ii) accrual of estimated liabilities; (iii) contingencies and litigation; and (iv) deferred tax liabilities and assets.

Loan Impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans with modified terms are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The Company allows a one-time loan extension based on an ancillary company policy with a period up to the original loan period, which is usually within twelve months. According to the Company’s loan management policy, granting an initial one-time extension requires a new underwriting and credit evaluation. Borrowers are required to submit an extension application 10 days before expiration of the original loan. Then the Company’s loan service department will investigate whether material changes have happened to the borrower’s business which may impact its repayment ability. The Company’s risk management department will reevaluate the loan. If the Company decides to grant a one-time extension, an extension agreement will be executed between the borrower and the Company, plus the Company requires that it receive a commitment letter from any guarantor, agreeing to the loan extension and extend the guarantee’s duration. In evaluating the extension and underwriting new loans, the Company will request that borrowers obtain guarantees from state-owned or public guarantee companies. The principal of the loan remains the same and the interest rate is fixed at the current interest rate at the time of extension.

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Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, service has been performed, the price is fixed or determinable and collection is reasonably assured, on the following:

1. Interest income on loans. Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge customers any penalty for prepayment of loans. Additionally, any previously accrued but uncollected interest is reversed and accrual is discontinued, when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

2. Consultancy services on loans. The Company receives fees from consultancy services in full at inception and records as unearned income before amortizing it throughout the period of services.

Foreign Currency Translation and Transactions

The reporting currency of the Company is United States Dollars (“$”), which is also the Company’s functional currency. The Company’s PRC subsidiaries and VIE maintain their books and records in its local currency, the Renminbi Yuan (“RMB”), which is their functional currencies as being the primary currency of the economic environment in which these entities operate.

Transactions in foreign currencies other than functional currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC Topic 830, “Foreign Currency Matters,” the Company translated the assets and liabilities into US dollars using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period, as set forth in the following tables. Adjustments resulting from the translation are recorded in investors’ equity as part of accumulated other comprehensive income.

	June 30,	December 31,
	2016	2015
Balance sheet items, except for equity accounts	6.6443	6.4917

	For the six months ended June 30,
	2016	2015
Items in the statements of income and comprehensive income, and statements of cash flows	6.5364	6.1254

	For the three months ended June 30,
	2016	2015
Items in the statements of income and comprehensive income, and statements of cash flows	6.5323	6.1067

	December 31,
	2015	2014
Balance sheet items, except for equity accounts	6.4917	6.1460

	For the Years Ended December 31,
	2015	2014
Items in the statements of income and comprehensive income, and statements of cash flows	6.2288	6.1457

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Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company reduces deferred tax assets by a valuation allowance when, in the opinion of its management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.

The Company adjusts deferred tax assets and liabilities for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no material effect on the Company’s combined financial statements for the year ended December 31, 2015.

Consolidation Policy

The Company has a consolidation policy in accordance with US GAAP under which there currently are three consolidation models for determining when a parent-subsidiary relationship is present, each based on the type of entity an enterprise is involved with. The three types of entities are: (1) voting entities, (2) variable interest entities (such as special purpose entities (SPEs)), and (3) QSPEs. Currently only (1) and (2) are applicable to the Company.

Voting Entities

Consolidation policy under US GAAP for voting entities was codified in 1959 with the issuance of a standard that requires an enterprise to consolidate an entity it unilaterally controls through majority voting interests. If no investor has the ability to control a voting entity, no one consolidates.

Variable Interest Entities

The model identified the characteristics of what the FASB termed a “variable interest entity” (VIE), an entity consolidated based on risks and rewards, to differentiate it from a “voting entity” — an entity that would continue to be evaluated for consolidation based on “voting control”.

Liquidity and Capital Resources

The Company has funded working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, short term bank loans and secured loans. Cash is required to repay debts, salaries, office expenses, income taxes and other operating expenses.

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The Company’s management believes that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash and cash equivalents on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

The following summarizes the key components of the Company’s cash flows for six months ended June 30, 2016 and 2015, as well as the years ended December 31, 2015 and 2014:

	For Six Months Ended June 30,		For The Year Ended December 31,
	2016	2015	2015	2014
Net cash provided by operating activities	$11,248,816	$7,171,960	$15,942,204	$12,479,913
Net cash (used in) investing activities	(6,814,428)	(13,440,942)	(22,059,336)	(58,437,606)
Net cash provided by (used in) financing activities	(10,526,904)	6,646,946	13,023,453	45,751,802
Effect of exchange rate change on cash and cash equivalents	(81,914)	7,623	(289,852)	117,706
Net increase/(decrease) in cash and cash equivalents	$(6,174,430)	$385,587	$6,616,469	$(88,185)

Net cash provided by operating activities was approximately $11.2 million for six month period ended June 30, 2016, an increase of $4.0 million from the $7.2 million net cash provided by operating activities for 2015. The change was mainly a result of an increase of $2.3 million in net income, an increase of $1.2 million in provision for loan losses, an increase of $1.6 million in amount due from a related party and an increase of $0.9 million in taxes payable, which were offset by a decrease of $0.1 million in deferred tax benefit, a decrease of $0.7 million in interest and fee receivable, $0.4 and $0.8 million caused by the decrease of other assets and other current liabilities, respectively.

Net cash used in investing activities was approximately $6.8 million for six month period ended June 30, 2016, a decrease of $6.6 million from the $13.4 million used in investing activities for 2015. The change was primarily a result of an increase of $58.2 million in cash payments for originated loan disbursement, which were more than offset by a decrease of $4.1 million in payment for a cost method investment and a decrease of $60.7 million by repayment of loans from customers.

Net cash provided by financing activities for six month period ended June 30, 2016 was approximately $-10.5 million, a decrease of $17.2 million from $6.6 million for 2015. The decrease was primarily a result of an increase of $11.4 million in repayment of short-term bank borrowings, which were offset by a decrease of $10.0 million of cash provided by proceeds from secured loan, a decrease of $9.3 million of loans from repayment of secured loan, a decrease in Proceeds from loans from a cost investment investee of $8.1 million, a decrease in payment of dividend of $0.8 million and a decrease of $0.4 million of cash provided by proceeds from short term bank borrowing.

Net cash provided by operating activities was approximately $15.9 million for the year ended December 31, 2015, an increase of $3.4 million from the $12.5 million net cash provided by operating activities for 2014. The change was mainly a result of an increase of $2.8 million in net income, an increase of $1.6 million in provision for loan losses, an increase of $0.2 million in interest and fee receivable, an increase of $0.2 million in other assets and an increase of $0.6 million in other current liabilities, which were offset by a decrease of $1.7 million and $0.3 million caused by the decrease of tax payable and deferred tax benefit, respectively.

Net cash used in investing activities was approximately $22.1 million for the year ended December 31, 2015, a decrease of $36.3 million from the $58.4 million used in investing activities for 2014. The change was primarily a result of an increase of $29.9 million in cash payments for originated loan disbursement and an increase of $4.0 million in payment for a cost method investment, which were more than offset by a decrease of $63.3 million and $6.7 million caused by repayment of loans from customers, and proceeds from disposal of loans receivable to a related party, respectively.

Net cash provided by financing activities for the year ended December 31, 2015 was approximately $13.0 million, a decrease of $32.8 million from $45.8 million for 2014. The decrease was primarily a result of a decrease of $32.1 million of cash for repayment of secured loans, a decrease of $1.7 million of cash provided by proceeds from short term bank borrowing, and a decrease of $48.7 million of cash provided by proceeds from issuing capital, partially offset by a net increase of $ 25.8 million of cash provided by proceeds from secured loans, $16.1 million of loans from a cost investment investee, a decrease in repayment of short term bank borrowings of $2.6 million and a decrease in payment of dividend of $5.3 million.

As of June 30, 2016 and December 31, 2015, cash and cash equivalents of $558,171 and $6,732,601 respectively, were all denominated in RMB and held by the Company’s subsidiaries and the VIE in PRC, among which $20,517 and $6,004,080 respectively were held by the VIE Feng Hui.

The RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will continue to be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities.

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Certain net assets of Feng Hui are subject to restrictions due to the Pledge Agreement. Under the Pledge Agreement entered into between Feng Hui and China Great Wall Assets Management Co. Ltd (“Great Wall”) for the purpose of obtaining secured loans under ordinary course of business, Feng Hui shall pledge a portion of its loan receivables. According to the Property Law of the PRC, which was adopted at the 5th session of the Tenth National People’s Congress on March 16, 2007, after the receivables have been pledged, Feng Hui shall not transfer the receivables, unless it is otherwise agreed on by Great Wall.

There are certain restrictions related to the transfer of net assets by Feng Hui:

1. According to the Corporate Law of the People’s Republic of China (2013 Amendment), before Feng Hui distributes dividends to its shareholders, it shall make up the losses of the previous year, if any, and draw common reserves. In addition, as agreed on the Exclusive Purchase Option Agreement between Feng Hui and Consulting, Feng Hui’s Shareholders’ General Meeting shall not approve any Profit Distribution Proposal, nor shall Feng Hui’s shareholders accept any distributed dividend without Consulting’s prior written consent.

2. Feng Hui shall pay a business cooperation fee to Consulting. Pursuant to the Exclusive Business Cooperation Agreement entered into by Feng Hui and Consulting, the business cooperation fee provided by Feng Hui to Consulting shall be determined based on the complexity, time consumed, services content and value of services provided by Consulting. Unless the Exclusive Business Cooperation Agreement is determined to be in violation of any existing or future PRC laws, the payment of business cooperation fee by Feng Hui to Consulting is not subject to any restrictions at present.

3. Feng Hui may not transfer its major assets. According to the Exclusive Purchase Option Agreement and Equity Pledge Agreement, Feng Hui shall not or assist its shareholders to transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets, nor shall it or assist its shareholders to encumber its assets in any way that would affect Consulting’s security interests except under ordinary course of business of Feng Hui or upon prior written consent by Consulting.

4. Feng Hui will offer loans to its clients when it engages in direct lending. According to Urumqi’s Micro-credit Lending Companies’ pilot operation issued by General Office of the People’s Government of Urumqi Municipality on June 9, 2009, the same borrower’s outstanding loan cannot exceed 5% of Feng Hui’s net capital.

There are certain restrictions related to any transfer of the Company’s assets to Feng Hui:

The Company may not be able to invest nor lend funds directly to Feng Hui. According to the Administration of Foreign Debts Tentative Procedures, promulgated jointly by the State Development Planning Commission (“SDPC”), the Ministry of Finance and the State Administration of Foreign Exchange (“SAFE”) on 8 January 2003, if Feng Hui plan to borrow medium- and long-term international commercial loans, it shall get approval of the SDPC; if Feng Hui plan to borrow short-term international commercial loans, the State shall implement administration of balance, the balance shall be verified by the SAFE. Given the procedures as mentioned above are too complicated in practice, alternatively, in order to fund the Chinese operations, the Company may fund foreign currency to Consulting or XWFOE through registered capital increase or loans, after Consulting or XWFOE has settled the foreign currency in a way permitted by Chinese law, they could offer loans to Feng Hui’s shareholders who can increase their investments in Feng Hui through increasing its registered capital.

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Provided the Company and Feng Hui are in compliance with the PRC laws, we do not believe that these restrictions are significant enough to impact the liquidity of the Company or Feng Hui.

Besides transferring cash through loans or dividends, Feng Hui may transfer cash to Consulting through a business cooperation fee in accordance with the Exclusive Business Cooperation Agreement entered into between Feng Hui and Consulting. Furthermore, additional cash could be funded to Feng Hui by increasing its registered capital.

Due to the fact that Feng Hui is only operating in China using local currency, and the VIE agreements are denominated in Chinese local currency, we do not believe that the impact of existing PRC foreign exchange regulations are significant enough to affect the payments receivable from, or payable to, Feng Hui.

There are differences between PRC GAAP and US GAAP when determining the amount of restricted net assets. Under US GAAP, restricted net assets of subsidiaries shall mean that amount of the registrant’s proportionate share of net assets (after intercompany eliminations) reflected in the balance sheets of its consolidated and unconsolidated subsidiaries as of the end of the most recent fiscal year which may not be transferred to the parent company in the form of loans, advances or cash dividends by the subsidiaries without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.). On the other hand, under PRC GAAP, restricted net assets only applies for non-profit entities, and shall mean the amount of the entity’s assets or their economic benefit that the use and/or timing of the use is restricted by the donor who offered the assets or by relevant laws and regulations.

In accordance with PRC regulations, the subsidiaries and VIE of China Lending Group in the PRC are required to provide a statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 10% of its annual after-tax profit to the statutory reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The statutory reserves can only be used for specific purposes and are not distributable as cash dividends. As of December 31, 2015 and 2014, statutory reserves did not reach 50% of the Company’s registered capital. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For China Lending Group’s PRC subsidiaries and the VIE, differences between retained earnings pursuant to PRC accounting standards for distributable dividend purpose and retained earnings in accordance with US GAAP were $1,259,141 and $-153,511, respectively.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

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Operating Lease

The Company leases its principal office under a lease agreement that qualifies as an operating lease. Payments made under operating leases are charged to the consolidated statements of income and comprehensive income on a straight line basis over the lease periods.

Legal Proceedings

As of December 31, 2015, the Company was involved in four lawsuits with its loan customers for claims with respect to delinquent balances totaling $5.34 million. These cases have been adjudicated by the Chinese courts in favor of the Company, and one of these cases with an aggregated claim of $92,426 is in the process of enforcement. The remaining three cases with an aggregated claim of $5.25 million have not been settled. There were no legal proceedings in which the Company was a party at December 31, 2014.

Risks

Credit Risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

Liquidity Risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

Foreign Currency Risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the PBOC or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Change of Control

As a result of the issuance of the shares pursuant to the Business Combination and related transactions, a change in control of the Company occurred as of July 6, 2016. Except as described in this Report, no arrangements or understandings exist among present or former controlling shareholders with respect to the election of members of our Board and, to our knowledge, no other arrangements exist that might result in a change of control of the Company.

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Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Unaudited consolidated financial statements of Adrie, including balance sheets as of June 30, 2016 and December 31, 2015; unaudited consolidated statements of income and comprehensive income for the six months ended June 30, 2016 and 2015 and three months ended June 30, 2016 and 2015, and consolidated statements of cash flows for the six months ended June 30, 2016 and 2015, are attached to this Amendment No. 1 as Exhibit 99.1 and incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial statements as of June 30, 2016 and the accompanying notes are filed as Exhibit 99.2 below.

(c) Exhibits

Exhibit Number	Description
99.1	Financial Statements of Adrie Global Holdings Limited
99.2	Pro Forma Financial Statements

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LENDING CORPORATION

August 19, 2016	By:	/s/ Li Jingping
Li Jingping
President and Chief Executive Officer

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